Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

Improved Net Income for Second Quarter and First Half of 2006

Posts $1.62 per Diluted Share for Quarter vs. $1.09

Fremont, Michigan, Aug. 7, 2006 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-based provider of property and casualty insurance, today announced second-quarter 2006 operating results including its wholly owned subsidiary, Fremont Insurance Company, highlighted by a substantial increase in net income on flat total revenues for the quarter ended June 30, 2006.

Net income for the quarter rose 51.2 percent to $1.4 million, or $1.62 per diluted share ($1.65 per basic share), compared with net income of $939,000 for the second quarter of 2005, or $1.09 per diluted share ($1.09 per basic share). Fremont reported total revenues of $10.2 million in the second quarter of 2006, a 0.1 percent decrease from the year-ago period.

For the six-month period ended June 30, 2006, net income rose 118.3 percent to $3 million, or $3.51 per diluted share ($3.57 per basic share) as compared to $1.4 million, or $1.64 per diluted share ($1.64 per basic share) for the same period in 2006. Total revenues for the six-month period increased 3.7 percent to $20.5 million, compared to $19.8 million last year.

Fremont ended the second quarter of 2006 with total investments of $51.3 million, a .3 percent decrease from the December 31, 2005 balance. The decrease is driven by a decline in the fair market value of the fixed maturity portfolio as a result of rising interest rates. Cash and cash equivalents rose to $5.5 million at quarter-end, as compared to $1.5 million as of December 31, 2005. Stockholders’ equity at quarter-end grew to $28.6 million, compared to $25.8 million as of December 31, 2005.

Despite an increase in net premiums earned of 3.9 percent Fremont said total revenues were flat for the quarter due to a decline of $385,000 in net realized gains on investments for the period compared to last year. Direct premiums written for the quarter increased 6.3 percent to $13.2 million, compared to $12.4 million in the year ago period. Despite the highly competitive and soft market conditions in Michigan, Fremont continued to grow its personal auto product line during the quarter. Direct premiums written for the personal auto product line, which is our fastest growing line, increased 23.4 percent during the quarter as compared to the prior year period.

On the expense side, Fremont’s second-quarter losses and loss adjustment expenses (LAE) as compared to the prior year quarter dropped 10.5 percent to $4.6 million, primarily due to a decline in claim severity – despite an increasing number of claims in the period. The Company’s second-quarter Loss and LAE Ratio (incurred losses and LAE divided by net premiums earned) improved to 48.0 percent compared to 55.7 percent last year.

“While our overall revenues were flat for the period, we are pleased with both our ability to drive premium growth in our target markets as well as our strong net earnings,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc. “We continue to operate in a sluggish market, however our overall operating efficiency, results-orientated network of agents, and muted weather patterns combined to drive bottom line growth for the quarter.”

The Company also reported improvement in its second-quarter combined ratio: the sum of net losses, loss adjustment expenses and policy acquisition and other underwriting expenses divided by the net premiums earned. A combined ratio of less than 100% means a company is making an underwriting profit.

Fremont’s combined ratio improved 10.8 percentage points to 82.7 percent, as compared to 93.5 percent in the year-ago period. The decrease is primarily attributable to a decline in losses and loss adjustment expenses as well as a decline in policy acquisition and other underwriting expenses coupled with growth in premiums earned.

The Company was also pleased with the results of the recently published Michigan Association of Insurance Agents’ 2006 Agent Survey which ranked the Company 7th out of 50 other insurance companies. Over 1,200 insurance agents responded to the survey which covered areas including: competitiveness, service, claims handling, management, automation and underwriting. “The survey results are reflective of the solid relationship the Company has with its agency force particularly at a time when competition is at its height in Michigan,” noted Kevin Kaastra, Vice President of Finance.

Second Quarter 2006 Key Highlights

•	Net income grew to $1.4 million in the quarter, up 51.2 percent, as compared to a net income of $939,000 in the second quarter of 2005.

•	Revenues decreased 0.1 percent to $10.18 million in the second quarter of 2006, down from $10.19 million in second quarter 2005.

•	Since June 30, 2005, stockholders’ equity has increased 54.2 percent to $28.6 million, up from $18.5 million at June 30, 2005. Stockholders’ equity (book value) per share was $33.14 as of June 30, 2006.

•	Direct premiums written increased 6.3 percent in the second quarter 2006 to $13.2 million, up from $12.4 million in the second quarter of 2005. Net premiums written increased 4.1 percent to $11.0 million during the quarter, up from $10.6 million in the second quarter of 2005. Net premiums earned grew steadily in the quarter, up 3.9 percent to $9.7 million compared to the same period in 2005.

•	As of June 30, 2006, total assets increased 3.7 percent to $78.8 million, while total liabilities increased .2 percent to $50.2 million compared to the balances at December 31, 2005.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$9,677,745	$9,311,489	$19,231,340	$18,422,167
Net investment income	425,698	424,812	845,466	847,235
Net realized gains (losses) on investments	(22,792)	362,111	295,711	382,420
Other income, net	102,038	98,656	198,251	193,911

Total revenues	10,182,689	10,197,068	20,570,768	19,845,733

Expenses:
Losses and loss adjustment expenses, net	4,645,431	5,189,001	9,179,624	11,012,258
Policy acquisition and other underwriting expenses	3,360,114	3,520,055	6,668,260	6,558,910
Interest expense	50,580	77,435	127,243	155,041

Total expenses	8,056,125	8,786,491	15,975,127	17,726,209

Income before federal income tax expense	2,126,564	1,410,577	4,595,641	2,119,524

Federal income tax expense	706,143	471,172	1,513,971	707,722

Net income	$1,420,421	$939,405	$3,081,670	$1,411,802

Net income per common share
Basic	$1.65	$1.09	$3.57	$1.64
Diluted	$1.62	$1.09	$3.51	$1.64

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	June 30, 2006	December 31, 2005
Assets

Investments:
Fixed maturities available for sale, at fair value	$40,961,654	$41,644,429
Equity securities available for sale, at fair value	10,049,434	9,508,185
Mortgage loans on real estate from related parties	264,616	262,294

Total investments	51,275,704	51,414,908
Cash and cash equivalents	5,466,914	1,542,581
Premiums due from policyholders, net	7,226,531	7,143,537
Amounts due from reinsurers	6,096,962	7,499,227
Accrued investment income	402,467	402,937
Deferred policy acquisition costs	3,019,119	3,092,618
Deferred federal income taxes	3,848,229	3,774,445
Property and equipment, net of accumulated depreciation	1,345,425	1,082,547
Other assets	94,045	7,827

	$78,775,396	$75,960,627

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$19,954,016	$18,866,814
Unearned premiums	19,801,802	20,437,157
Reinsurance funds withheld and premiums ceded payable	45,258	1,026,340
Accrued expenses and other liabilities	7,515,974	6,903,968
Surplus notes	2,890,288	2,890,288

Total liabilities	50,207,338	50,124,567

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,573,831	7,550,304
Retained earnings	21,377,750	18,296,080
Accumulated other comprehensive loss:
Net unrealized losses on investments, net of deferred federal income taxes	(383,523)	(10,324)

Total stockholders’ equity	28,568,058	25,836,060

Total liabilities and stockholders’ equity	$78,775,396	$75,960,627